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                     January 4, 2023

       George Terzis
       Chief Financial Officer
       Cosmos Health Inc.
       141 West Jackson Blvd, Suite 4236
       Chicago, Illinois 60604

                                                        Re: Cosmos Health Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed April 15,
2022
                                                            File No. 001-41308

       Dear George Terzis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services